Exhibit 15.1

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

JAMESTOWN INVEST 1 OP, L.P.

(the “Partnership”)

THE UNITS IN JAMESTOWN INVEST 1 OP, L.P. ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN Section 9 OF THIS AGREEMENT AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS THEREOF. THEREFORE, PURCHASERS OF THE UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD OF TIME. THE UNITS HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”), (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS AMENDED FROM TIME TO TIME (OR ANY CORRESPONDING PROVISIONS OF SUCCEEDING LAW) (THE “FEDERAL ACT”), OR (iii) UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION (THE “FOREIGN ACTS”), AND NEITHER THE UNITS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF Section 9 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED, AND (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE FOREIGN ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH FOREIGN ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

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		Page
13.13	Entire Agreement	37
13.14	Confidentiality	37
13.15	Third Party Beneficiaries	38
13.16	Jurisdiction; Waiver of Jury Trial	38

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

JAMESTOWN INVEST 1 OP, L.P.

(A Delaware Limited Partnership)

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF JAMESTOWN INVEST 1 OP, L.P. (this “Agreement”) is entered into and shall be effective as of [                    ] (the “Effective Date”), by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

WHEREAS, on September 5, 2018, the General Partner and Jamestown Invest 1, LLC (formerly Jamestown Atlanta Invest 1, LLC), a Delaware limited liability company (the “Fund REIT”), formed the Partnership pursuant to the Certificate and entered into that certain Limited Partnership Agreement of the Partnership, effective as of September 5, 2018 (the “Prior Partnership Agreement”);

WHEREAS, the Fund REIT will own all of the limited partnership interests in the Partnership;

WHEREAS, the General Partner and Limited Partner admitted to the Partnership desire to amend and restate the Prior Partnership Agreement in its entirety pursuant to the terms hereof; and

WHEREAS, this Agreement shall constitute the “partnership agreement” (within the meaning of the Act) of the Partnership, and shall be binding upon all Persons now or at any time hereafter who are Partners.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

SECTION 1

THE PARTNERSHIP

1.1    Formation. The Partnership was formed as a limited partnership organized pursuant to the provisions of the Act by the filing of a certificate of limited partnership with the Secretary of State of Delaware on September 5, 2018 (the “Certificate”).

1.2    Name.

(a)    The name of the Partnership is “Jamestown Invest 1 OP, L.P.,” and all business of the Partnership shall be conducted in such name or in any other name that is selected by the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

(b)    The General Partner may change the name of the Partnership without the approval of any Limited Partner, and may amend the Certificate to give effect to such change in name. The General Partner shall notify the other Partners of any such name change.

(c)    In connection with the ownership, management, and operation of the Strategic Investments, for so long as Jamestown Invest 1, LLC is the General Partner, the Partnership and its Subsidiaries may use the tradenames, trademarks, and servicemarks Jamestown and the Jamestown logo (collectively, together with all improvement and additions whenever made to or associated with any for the foregoing by Jamestown or anyone else, the “Marks”). Notwithstanding anything herein express or implied to the contrary, none of the Partnership, its Subsidiaries, the Fund REIT, or any Limited Partner has any right, title, or interest in the Marks. The Marks are trademarks and servicemarks owned by Jamestown and the Marks are and will continue to be the sole property of Jamestown.

(d)    Upon termination of the Partnership or the termination or withdrawal of Jamestown Invest 1, LLC as the General Partner, neither the Partnership nor any of its Subsidiaries have any rights to use or display any of the Marks for any purpose whatsoever. If requested to do so by Jamestown, the Partnership shall change the name of the Partnership and its Subsidiaries to exclude the term “Jamestown” and any variation thereof, and will remove or cause its Subsidiaries to remove any and all signs, materials, documents, inventory, amenities, supplies, or other matter containing the Marks from the Strategic Investments.

(e)    Neither the Partnership nor any of its Subsidiaries shall challenge or contest in any way (i) Jamestown’s registration or application for registration of the Marks with the U.S. Patent & Trademark Office, (ii) the validity of the Marks, (iii) Jamestown’s exclusive worldwide ownership of the Marks, or (iv) Jamestown’s right to grant to others licenses to use the Marks.

1.3    Purposes. The purpose of the Partnership is to invest in Strategic Investments, Short-Term Investments and such other assets as are necessary or appropriate (in the sole discretion of the General Partner) as permitted pursuant to this Agreement.

1.4    Powers. The purpose of the Partnership is to invest in Strategic Investments, Short-Term Investments and such other assets as are necessary or appropriate (in the sole discretion of the General Partner), as permitted pursuant to this Agreement. Subject to the terms and conditions of this Agreement, the Partnership shall be empowered to take such other actions, or do such other things, as are necessary or appropriate (in the sole discretion of the General Partner) for the furtherance and accomplishment of such purpose and to carry out the provisions of this Agreement, all in accordance with the terms and conditions of this Agreement; provided, however, that such purposes and activities shall be limited to and conducted in such a manner as to permit the Fund REIT at all times during the Restriction Period to be classified as a REIT.

1.5    Principal Place of Business; Registered Agent and Registered Office. The principal place of business of the Partnership shall be located at Ponce City Market, 675 Ponce de Leon Avenue, NE, 7th Floor, Atlanta, Georgia 30308. The registered agent and registered office, as required by the Act, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware, 19801. The General Partner may change the principal place of business, the registered agent, or the registered office of the Partnership, in its sole discretion, upon notice to the Partners. The General Partner shall cause the Partnership to maintain a registered agent and registered office as required by the Act.

1.6    Term. The Partnership commenced on the date of the filing of the Certificate and shall continue until it is dissolved pursuant to the provisions of Section 11 or as otherwise provided by law.

1.7    Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Delaware Revised Uniform Limited Partnership Act (Delaware Code Annotated, Title 6, Chapter 17), as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:

(a)    Credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to this Agreement or deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)    Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that none of the Partnership, nor any Subsidiary of the Partnership or other Person Controlled by the Partnership shall be an Affiliate of the General Partner for purposes of this Agreement, nor shall any individual Person be deemed an Affiliate of another Person solely by reason of such individual’s status as a director, officer or employee of such other Person. Notwithstanding the foregoing, in the case of the General Partner, its Affiliates shall be deemed to include the partners, members, officers and directors of the General Partner and of the General Partner’s Affiliates.

“Affiliate Service Contracts” has the meaning given to it in Section 5.3.

“Agreement” has the meaning given to it in the Preamble of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking associations in New York City, New York are authorized or obligated by applicable law or executive order to be closed.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:

(a)    To each Partner’s Capital Account there shall be added such Partner’s Capital Contributions, any Profits allocated to such Partner under Section 3.1(a), any items in the nature of income or gains that are specially allocated to such Partner pursuant to Section 3.2 and the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership property distributed to such Partner;

(b)    From each Partner’s Capital Account there shall be subtracted the amount of money and the Gross Asset Value of any property other than money distributed to such Partner pursuant to any provision of this Agreement, any Losses allocated to such Partner under Section 3.1, any items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 3.2 and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership;

(c)    In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units; and

(d)    In determining the amount of any liability for purposes of the foregoing clauses (a) and (b) of this definition of Capital Account, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

“Capital Contribution” means, with respect to any Partner, the total amount of money by such Partner in exchange for Units issued to such Partner. In the event any Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Contributions of the transferor to the extent they relate to the transferred Units.

“Cash Flow” means the Partnership’s cash on hand in excess of any cash necessary or appropriate for the Partnership’s business needs and reserves therefor, as determined by the General Partner in its discretion.

“Certificate” has the meaning given to it in Section 1.1.

“Closing” has the meaning given to it in Section 2.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Share of the Fund REIT” means a Common Share (as defined in the Fund REIT Agreement) of the Fund REIT.

“Compensatory Interests” has the meaning given to it in Section 7.2(c)(ii).

“Confidential Information” has the meaning given to it in Section 13.14(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling,” “controlled by” and “under common control with” shall have corresponding meanings.

“Default Rate” means a rate per annum equal to the lesser of (x) eighteen percent (18%) and (y) the maximum rate permitted by applicable law.

“Depreciation” means, for each Fiscal Period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, then, unless the General Partner elects to utilize the remedial method under Regulations Section 1.704-3(d), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deductions for such Fiscal Period is zero ($0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disabling Conduct” has the meaning given to it in Section 10.3.

“Effective Date” has the meaning given to it in the Preamble of this Agreement.

“Election Partner” has the meaning given to it in Section 7.2(c)(ii)(A).

“Escrow Break Date” has the meaning given to it in the Fund REIT Agreement.

“Exculpated Person” has the meaning given to it in Section 10.3.

“Federal Act” has the meaning given to it in the Legend.

“Fiscal Period” means the fiscal year of the Partnership. The initial Fiscal Period shall commence on the Effective Date, each succeeding Fiscal Period shall commence on the day immediately following the last day of the immediately preceding Fiscal Period and each Fiscal Period shall end on the December 31 first occurring after the commencement thereof or the date on which the final liquidation, dissolution and termination of the Partnership is complete, whichever is earlier. To the extent any computation or other provision of this Agreement provides for an action to be taken on a Fiscal Period basis, an appropriate pro ration or other adjustment shall be made in respect of the initial and final Fiscal Periods to reflect that such periods are less than full calendar year periods.

“Foreign Acts” has the meaning given to it in the Legend.

“Fund REIT” has the meaning given to it in the recitals of this Agreement.

“Fund REIT Agreement” means the Amended and Restated Limited Liability Company Agreement of the Fund REIT, dated as of the Effective Date, as amended or restated from time to time.

“GAAP” means generally accepted accounting principles applied in the United States.

“General Partner” means JT Invest I GP, LLC, a Delaware limited liability company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair value of such asset, as determined by the General Partner, on the date of contribution;

(b)    The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair values as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution, other than pursuant to a Closing, (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership, (c) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner and (d) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided however, that adjustments pursuant to this clause (ii) shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners;

(c)    The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair value of such asset, as determined by the General Partner, on the date of distribution; and

(d)    The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to the foregoing clause (ii) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

“Investment Committee” has the meaning given to it in the Fund REIT Agreement.

“Jamestown” means Jamestown, L.P., a Georgia limited partnership.

“Leverage Policy” has the meaning given to it in the Fund REIT Agreement.

“Limited Partners” means all Partners except the General Partner.

“Liquidating Event” has the meaning given to it in Section 11.1.

“Liquidating Trustee” has the meaning given to it in Section 11.2.

“Liquidity Event” shall mean the occurrence of a liquidity event, including, but not limited to, a liquidation of the Partnership and/or the Company upon the sale of all of the properties, a public listing, or a merger with a public or non-public company.

“Majority-in-Interest of the Fund Unitholders” means the holders of Common Shares of the Fund REIT who, in the aggregate, indirectly hold more than fifty percent (50%) of the Units held by Partners. Units held by Affiliates of the General Partner shall be disregarded and not treated as outstanding for the purposes of this calculation.

“Manager” has the meaning given to it in the Fund REIT Agreement.

“Marks” has the meaning given to it in Section 1.2(c).

“Net Asset Value” has the meaning given to it in Section 5.5.

“Net Asset Value Per Unit” means, as of any date of calculation, with respect to any Unit, an amount equal to (x) the Net Asset Value as of such date (y) divided by the total number of Units outstanding on the date of determination.

“Nonrecourse Deductions” has the meaning specified in Regulations Section 1.704-2(b).

“Participation Allocation” has the meaning given to it in Section 4.1(c).

“Partner” means any Person that is identified as a partner of the Partnership on the books and records of the Partnership, as hereafter modified, supplemented or amended from time to time, so long as such Person has not ceased to be a partner of the Partnership pursuant to the terms of this Agreement, and any Person that becomes a substituted partner of the Partnership pursuant to the terms of this Agreement and has not ceased to be a partner of the Partnership pursuant to the terms of this Agreement. “Partners” means all such Persons.

“Partner Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Section 1.704-2(i)(2).

“Partnership” means Jamestown Invest 1 OP, L.P., a Delaware limited partnership.

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Section 4.1.

“Partnership Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(d) of the Regulations.

“Partnership Representative” shall mean the Person designated pursuant to Section 7.2(b) to serve as the Partnership Representative of the Partnership for purposes of Subchapter C of Chapter 63 of the Code, or similar role under provisions of state, local and non-U.S. partnership audit rules (including the “tax matters partner” under the Code as in effect prior to the effective date of the Partnership Audit Rules and to the extent applicable for any state or local tax purposes).

“Permitted Partners” has the meaning given to it in Section 3.1(b).

“Permitted Transferee” means with respect to any Person, (i) any direct or indirect wholly-owned subsidiary of such Person, direct or indirect parent of such Person or any direct or indirect wholly-owned subsidiary of such parent, or any successors thereto, (ii) the spouse of such Person or any ancestor, descendent or sibling of such Person or of the spouse of such Person, or (iii) any trust for the benefit of such Person or any other person described in clause (ii).

“Person” means any individual, corporation, limited liability company, partnership, estate, trust (or portion thereof), association, joint stock company, government agency or political subdivision thereof, charitable organization, or other entity.

“Prior Partnership Agreement” has the meaning given to it in the Recitals.

“Profits” and “Losses” means, for any Fiscal Period, an amount equal to the Partnership’s taxable income or loss for such period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)    Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)    Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as expenditures under Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)    If the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(f)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation; and

(g)    Any items that are specially allocated pursuant to Section 3.2 shall be excluded in computing Profits or Losses.

If for any Fiscal Period the sum of such items is a positive amount, such amount shall be deemed Profits for such Fiscal Period, and if the sum of such items is a negative amount, such amount shall be deemed Losses for such Fiscal Period. The items available to be specially allocated pursuant to Section 3.2 shall be determined taking into account the adjustments described in paragraphs (a) through (f) of this definition.

“Property-Owning Entity” means a limited partnership, limited liability company or other entity controlled by the Partnership that directly or indirectly owns a Strategic Investment.

“Proposed Rules” has the meaning given to it in Section 7.2(c)(ii).

“Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“REIT Board” means the board of directors of the Fund REIT.

“Restricted Partner” has the meaning given to it in Section 3.1(b).

“Restriction Period” has the meaning given to it in the Fund REIT Agreement.

“Safe Harbor Election” has the meaning given to it in Section 7.2(c)(ii).

“Short-Term Investments” means short-term investments consisting of (i) U.S. government and agency obligations maturing within 180 days, (ii) commercial paper with maturities of not more than six (6) months and one (1) day, (iii) interest-bearing deposits in U.S. banks maturing within 180 days and (iv) money market mutual funds the assets of which are reasonably believed by the General Partner to consist primarily of items described in one or more of the foregoing clauses (i), (ii) and (iii).

“Special Limited Partner” means the Manager.

“State Acts” has the meaning given to it in the Legend.

“Strategic Investment” means any direct or indirect, current or contingent interest, option, or commitment to acquire interests in any real estate properties or portfolios of real estate properties (including through the Partnership).

“Subsidiary” has the meaning given to it in the Fund REIT Agreement.

“Tax Advances” has the meaning given to it in Section 4.2(a).

“Tax Rate” has the meaning given to it in Section 4.3.

“Tax Distribution” has the meaning given to it in Section 4.3.

“Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death, but excludes any redemption of Units. With respect to any Limited Partner for which Units constitute all or substantially all of such Limited Partner’s assets, a sale or other conveyance of a majority of the equity or ownership interests of or control of such Limited Partner to an unaffiliated third party shall constitute a Transfer of the Units held by such Limited Partner. The word “Transfer” when used as a noun means any Transfer transaction.

“Unit” means a fractional share of the partnership interests of all Partners issued pursuant to Section 2.1, Section 2.2 or Section 2.3.

1.8    Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or Regulations means such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, (i) references to Articles and Sections mean the Articles and Sections of this Agreement, (ii) reference to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto and (iii) references to “including” means “including without limitation.” The term “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not simply mean “if”. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to the Partnership’s interest in a Strategic Investment shall mean its direct or indirect ownership interest in the Property-Owning Entity that owns such Strategic Investment.

SECTION 2

PARTNERS’ CAPITAL CONTRIBUTIONS

2.1    Closings.

(a)    At any time, without the consent of any Limited Partner, the General Partner may cause the Partnership to issue Units to the Partners or to other Persons and admit such other Persons as Limited Partners and reflect such issuance in the books and records of the Partnership in exchange for such Capital Contribution as is determined by the General Partner to be appropriate in its sole discretion, at one or more closings (each a “Closing”). The Capital Contribution of any such additional Partners shall be specified by the General Partner at the time of admission of each such additional Partner.

(b)    Further, in the event of any issuance by the Fund REIT of interests in the Fund REIT (including preferred units of beneficial interest in the Fund REIT), the net proceeds raised in connection with such issuance shall be contributed to the Partnership by the Fund REIT at a Closing and the Partnership shall issue to the Fund REIT at such Closing a number of additional interests in the Partnership equal to the number and class of interests issued by the Fund REIT (and reflect such issuance on the books and records of the Partnership), which interests in the Partnership shall have designations, preferences and other rights, all such that the economic interests of such interests in the Partnership shall be substantially similar to the designations, preferences and other rights of the additional interests in the Fund REIT.

(c)    The Partnership shall (i) make a distribution in Units, (ii) subdivide its outstanding Units or (iii) combine its outstanding Units into a smaller number of Units, in each case in the event the Fund REIT takes an analogous action with respect to the Common Shares of the Fund REIT. The intent of the previous sentence is that one (1) Unit remain the economic equivalent of one (1) Common Share of the Fund REIT without dilution. If the General Partner determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such action, the General Partner may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Partners shall be required in connection with the making of any such filing.

2.2    Issuances of Additional Partnership Interests. Subject to Section 2.1(b), the General Partner, in its sole discretion and without the consent of any Limited Partner, may cause the Partnership to issue additional Partnership interests (in addition to the Units) in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the General Partner may determine, including rights, powers and duties senior to the Units, including, without limitation, with respect to (i) the allocations of items of Partnership income, gain, loss, deduction and credit to the Units, (ii) the rights of the Units to share in Partnership distributions, (iii) the rights of the Units to vote on or approve matters, and (iv) the right of the Units upon dissolution and liquidation of the Partnership; provided that any such additional limited partnership interests in the Partnership may be issued to the Fund REIT only pursuant to Section 2.1(b). The General Partner is, in its sole discretion and without the consent of any Limited Partner, further authorized to issue rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase such additional Partnership interests. If the General Partner determines that it is necessary or desirable to amend this Agreement (including without limitation Section 3 or Section 4 with respect to allocations or distributions provided for hereunder to the extent necessary to give effect to the designations, preferences and other rights pertaining to additional Partnership interests) or to make any filings under the Act or otherwise in order to reference the existence or creation of a class or series of additional Partnership interests, the General Partner may cause such amendments and filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by this Agreement or the Act after giving effect to the terms of this Agreement, no approval or consent of any Partners shall be required in connection with the making of any such filing or amendment.

2.3    Other Matters.

(a)    Units shall be evidenced by entries on the books of the Partnership. Certificates representing Units shall not be issued; provided, however, that the General Partner may provide that some or all of the Units shall be certificated.

(b)    Each Unit shall have the rights and be governed by the provisions set forth in this Agreement. None of such Units shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Partnership.

(c)    Units shall not entitle the holder to vote on any matter, except (i) as a Limited Partner with respect to matters which by the express terms of this Agreement require the approval of the Majority-in-Interest of the Fund Unitholders, or (ii) as expressly required by the Act.

(d)    No Partner shall receive any interest, salary or drawing with respect to its Capital Contribution or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner of the Partnership, except as otherwise provided in this Agreement or in an agreement contemplated or not prohibited hereby.

(e)    Except for its obligations to make Capital Contributions to the Partnership and other payments as expressly provided for herein, no Limited Partner shall otherwise be liable to the Partnership for the repayment, satisfaction or discharge of the Partnership’s debts, liabilities and obligations. Except to the extent required by the Act, no Limited Partner shall be personally liable to any third party for any debt, liability or other obligation of the Partnership.

(f)    Fractional Units may be issued, rounded to the nearest four (4) decimal places.

SECTION 3

ALLOCATION OF PROFITS AND LOSSES

3.1    Allocation of Profits and Losses.

(a)    Profits and Losses. Except as otherwise provided in this Section 3, and after making the special allocations set forth in Section 3.2, Profits and Losses (and, if necessary, items thereof) for any Fiscal Period (or other applicable period) shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the provisions of Section 4, Section 9.2 and Section 11.2, and the other relevant provisions hereof.

(b)    Limitation on Losses. Notwithstanding Section 3.1(a), to the extent Losses allocated to a Partner under Section 3.1(a) would cause such Partner (hereinafter, a “Restricted Partner”) to have an Adjusted Capital Account Deficit as of the end of the Fiscal Period to which such Losses relate, such Losses shall not be allocated to such Restricted Partner and instead shall be allocated to the other Partner(s) (referred to herein as the “Permitted Partners”) in proportion to, and to the maximum extent that, the amounts in which such Losses may be allocated to the Permitted Partners without causing any of the Permitted Partners to have an Adjusted Capital Account Deficit.

3.2    Special Allocations. The following special allocations shall be made in the following order:

(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any year, each Partner shall, to the extent required by Section 1.704-2(f) of the Regulations, be specially allocated items of Partnership income and gain for such year (and, to the extent required by Section 1.704-2(j)(2)(iii) of the Regulations, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership minimum gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(f)(6) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b)    Partner Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any year, each Partner who has a share of that Partner Nonrecourse Debt Minimum Gain as of the beginning of the Fiscal Period shall, to the extent required by Section 1.704-2(i)(4) of the Regulations, be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to that Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to the previous sentence shall be made in accordance with Section 1.704-2(i)(4) of the Regulations. This Section 3.2(b) is intended to comply with the requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement. This Section 3.2(c) is intended to comply with Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)    Gross Income Allocation. If one or more Partners has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible (in proportion to the amount of such deficit); provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that a Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if Section 3.2(c) and this Section 3.2(d) were not in this Partnership Agreement.

(e)    Nonrecourse Deductions. Nonrecourse Deductions shall be specially allocated to the Partners in proportion to the number of Units each holds.

(f)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be specially allocated to the Partner who bears the economic risk of loss with respect to the “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Regulations) to which such Partner Nonrecourse Deductions are attributable, in accordance with Section 1.704-2(i)(1) of the Regulations.

(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

3.3    Other Allocation Rules.

(a)    For purposes of determining the Profits, Losses, and any other items upon any change of the Partners’ interests in the Partnership (whether by reason of Transfer, redemption, or otherwise) allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations promulgated thereunder.

(b)    Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for a Fiscal Period shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Period.

(c)    The General Partner shall allocate “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations under any of the permissible methods described therein. Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners’ interests in Partnership profits are in proportion to the number of Units each holds.

(d)    To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a “partner nonrecourse debt” (as that term is defined in Section 1.704-2(b)(4) of the Regulations) only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Limited Partner.

3.4    Allocations Under Section 704(c) of the Code.

(a)    For income tax purposes only, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profit and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any Partnership asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes (including as a result of an adjustment to Gross Asset Value pursuant to the definition thereof), income, gain, loss, and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Section 704(b) and (c) of the Code (in any permitted manner determined by the General Partner) so as to take account of the difference between Gross Asset Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner in its sole discretion shall make allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Partners within the meaning of the Code and the Regulations. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion.

(b)    Any elections or other decisions relating to the allocations provided for in this Section 3.4 shall be made by the General Partner in its sole discretion. Allocations pursuant to this Section 3.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 4

DISTRIBUTIONS

4.1    Distribution of Cash.

(a)    Subject to the rights, terms and preferences of any additional limited partnership interests in the Partnership that may be issued from time to time, Cash Flow will be distributed to the Partners at such times, and in such amounts as may be determined by the General Partner in its discretion to the Partners who are Partners on the Partnership Record Date with respect to such distribution in accordance with Section 4.1(b).

(b)    Subject to the provisions of this Section 4.1, Section 4.2 and Section 11.2, all distributions of cash shall be made to the Partners in amounts proportionate to the aggregate Net Asset Value of the Partnership Units held by the respective Partners on the Partnership Record Date.

(c)    Notwithstanding the foregoing, so long as the Manager has not been removed as the Manager of the Fund REIT, the Special Limited Partner shall be entitled to a distribution (the “Participation Allocation”), promptly following a Liquidity Event in an amount equal to 20% of (i) the Net Asset Value (without reduction for any accrued Participation Allocation) as of the applicable date, increased by (ii) the aggregate capital distributions and dividends paid or accrued with respect to the Units, if any, less (iii) the aggregate initial purchase price for all Units. If the Net Asset Value Per Unit as of the applicable date, increased by capital distributions and dividends paid or accrued, is less than $10 per unit, no Participation Allocation will be paid to the Special Limited Partner.

(d)    With respect to all Units that are redeemed in connection with redemptions of the Common Shares of the Fund REIT pursuant to the Fund REIT’s Redemption Plan, the Special Limited Partner shall be entitled to a Participation Allocation in an amount calculated as described above to the extent allocable to redeemed Units, at the time of redemption, and proceeds for any such Unit redemption will be reduced by the amount of any such Performance Allocation.

(e)    The Special Limited Partner will not be obligated to return any portion of the Participation Allocation paid due to the subsequent performance of the Partnership.

(f)    In the event the Manager is removed as the Manager of the Fund REIT, the Special Limited Partner will be allocated any accrued Participation Allocation with respect to all Partnership Units as of the date of such termination.

4.2    Tax Advances; Withholding.

(a)    Each Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including any amounts required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code, and any amounts payable by the Partnership because of the specific tax status of a Partner or because such Partner failed to provide necessary documentation to the Partnership. To the extent the Partnership or any other Person in which the Partnership holds an interest is required by law to withhold or to make tax payments, including any interest, additions to tax and penalties with respect thereto, on behalf of or with respect to any Partner, including as a result of such Partner’s status, or otherwise specifically attributable to a Partner (e.g., backup withholding, withholding with respect to non-United States investors or an “imputed underpayment amount” and interest or penalties thereon under the Partnership Audit Rules that, in the General Partner’s reasonable discretion, is attributable to such Partner) (“Tax Advances”), the General Partner or such other Person may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall constitute a recourse loan by the Partnership to such Partner, which loan shall be repaid by such Partner within fifteen (15) Business Days after written notice from the General Partner that such payment must be made, unless the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to this Section 4.2(a) from a Partner’s distributions shall be treated as having been distributed to such Partner for all other purposes of this Agreement. In the event of a recourse loan that the General Partner does not or cannot satisfy out of funds that would otherwise be distributed to the Partner, if the Partner does not repay such recourse loan within fifteen (15) Business Days after written notice from the General Partner, such loan shall accrue interest at the Default Rate on the amount of the loan for the period from the date the loan was deemed made through the date the loan is repaid. A Partner’s obligation to repay such recourse loan shall survive such Partner’s withdrawal from the Partnership.

(b)    Unless otherwise agreed to in writing by the General Partner, each Partner (and each former Partner) hereby agrees to indemnify and hold harmless the Partnership and the General Partner and any member or officer of the General Partner from and against any liability with respect to Tax Advances required on behalf of or with respect to such Partner (or former Partner, as applicable). The obligations of a Limited Partner set forth in this Section 4.2(b) shall survive the withdrawal of any Limited Partner or any Transfer or redemption of a Limited Partner’s Units. Each Partner (and each former Partner) shall furnish the General Partner with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents, as well as such information, forms and certifications as are necessary with respect to any withholding taxes imposed by countries other than the United States and represents and warrants that the information and forms furnished by it shall be true and accurate in all respects.

(c)    For the avoidance of doubt, any taxes, penalties and interest payable under the Partnership Audit Rules by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the General Partner shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the General Partner in its sole discretion.

4.3    Tax Distributions to Special Limited Partner. Notwithstanding the other provisions of this Section 4, the General Partner may distribute cash to the Special Limited Partner at such times as the General Partner determines in its discretion to enable the beneficial owners of the Special Limited Partner to timely pay U.S. federal, state, and local taxes allocated to the Special Limited Partner in respect of its right to receive the Participation Allocation (a “Tax Distribution”). The amount of each Tax Distribution will be calculated as an amount equal to the excess, if any, of (i) the aggregate amount of Profits allocated to the Special Limited Partner as a result of its entitlement to receive the Participation Allocation for all prior Fiscal Periods multiplied by the Tax Rate, over (ii) the cumulative Participation Allocation previously made to the Special Limited Partner and distributions pursuant to this Section 4.3 for such Fiscal Period and all previous Fiscal Periods in respect of such Limited Partner. The “Tax Rate” for this purpose shall be the highest effective income tax rate applicable to individuals residing in Atlanta, Georgia, taking into account the character (such as capital gains and ordinary income) of the taxable income so allocated and any deduction to which the Special Limited Partner or its owners are entitled pursuant to Section 199A of the Code. The amount of any such Tax Distribution shall be determined by the General Partner. Tax Distributions made to the Special Limited Partner shall be credited against subsequent Participation Allocation otherwise to be received by the Special Limited Partner under this Section 4.

SECTION 5

MANAGEMENT

5.1    Rights and Powers of the General Partner.

(a)    Subject to the express provisions of this Agreement (including provisions requiring approval of the Investment Committee, the Majority-in-Interest of the Fund Unitholders or the REIT Board over certain matters), (i) the General Partner in its sole discretion shall have full, complete, and exclusive right, power, and authority to exercise all the powers of the Partnership and to do all things necessary to effectuate the purposes of the Partnership as set forth in Section 1.3, (ii) the General Partner shall exercise on behalf of the Partnership complete discretionary authority for the management and the conduct of the affairs of the Partnership, and (iii) the General Partner, in its sole discretion, shall have full, complete, and exclusive right, power, and authority in the management and control of the Partnership’s business.

(b)    The General Partner shall have the right, power and authority to request from any Limited Partner such information as the General Partner deems necessary to eliminate or reduce the exposure of the Partnership or the Partners, in general, to adverse tax or regulatory consequences and (b) provide such other assurances as the General Partner may determine.

(c)    Subject to the express provisions of this Agreement (including provisions requiring approval of the Investment Committee, the Majority-in-Interest of the Fund Unitholders or the REIT Board over certain matters), the General Partner is authorized to execute, deliver, and perform agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners to the fullest extent permitted under the Act or other applicable law, rule or regulation. The General Partner and each duly authorized member and officer of the General Partner may act for and in the name of the General Partner under this Agreement. In dealing with the General Partner acting for or on behalf of the Partnership, no Person shall be required to inquire into, and Persons dealing with the Partnership are entitled to rely conclusively on, the right, power and authority of the General Partner to bind the Partnership.

(d)    In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Limited Partner of any action taken by it. The General Partner and the Partnership shall have no liability to a Limited Partner as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement.

(e)    For the sake of clarity and notwithstanding anything to the contrary in this Agreement, the Fund REIT will be managed by the REIT Board within the meaning of Section 856(a)(1) of the Code and no right under this Agreement shall be interpreted in a manner that interferes with such requirement.

5.2    Limited Partner Approvals. Notwithstanding Section 5.1, the General Partner may take any action which by the express terms of this Agreement requires the approval or consent of the Limited Partners (or any subset or proportion thereof) if and only if the General Partner receives such prior approval or consent of the members of the Fund REIT in accordance with the Fund REIT Agreement.

5.3    Fees Payable to the Manager or its Affiliates. The General Partner may retain Jamestown or one or more Affiliates of Jamestown to perform services for the Partnership and its Subsidiaries in lieu of hiring unaffiliated third parties to perform management or such other services (such agreements, collectively, the “Affiliate Service Contracts”), at rates set forth below. In addition to the fees set forth in accordance with this Section 5.3, the General Partner may cause the Partnership to also reimburse Jamestown or its Affiliates for the cost of providing the services as set forth in this Section 5.3. The Manager or its Affiliates shall be entitled to receive the fees set forth in this Section 5.3. The Manager or its Affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines. If not otherwise noted below, any fees will be deducted at the time that payments are made. The fee shall be deducted in the expected proportion to the split between deferred and current payments.

(a)    Property Management Fee. A monthly property management fee of up to 4% paid to the General Partner or its Affiliates for the management of properties held by the Partnership. The property management fee shall be calculated as a percentage of the gross receipts of the property receiving such services, such as rents and other payments. The Partnership will also reimburse the General Partner or its Affiliates for costs incurred by them in connection with such services provided to the Partnership, including the cost of property management personnel that are onsite at the investment and/or a share of the General Partner or its Affiliates’ personnel costs attributable to the estimated percentage allocation of time spent, if such employee is allocated to more than one asset, in connection with providing property management services to the Partnership’s investments, such as employee costs, travel, rent, utilities and technology costs.

(b)    Construction and Development Fee. A construction and development fee of 1% to 4% paid to the General Partner or its Affiliates for construction management services and/or development management services on assets held by the Partnership. The fee is calculated as a percentage of the total project costs (including both hard and soft costs). The Partnership will also reimburse the General Partner or its Affiliates for costs incurred by them in connection with such services provided to the Partnership, including a share of the Partnership’s or its Affiliates’ overhead attributable to the actual time spent in connection with providing construction and development services to the Partnership, such as employee costs, travel, rent, utilities and technology costs.

(c)    Leasing Fee. A leasing fee paid to the General Partner or its Affiliates for office and retail leasing services of (i) 6% of total deal value for new leases for Partnership assets (4% with a co-broker), (ii) 4% of total deal value for renewal of leases for Partnership assets (2% with a co-broker) and (iii) 10% of total deal value event/short term (less than 3 years) leases for Partnership assets.

(d)    Disposition Fee. A disposition fee paid to the General Partner or its Affiliates for the disposition of each asset held by the Partnership. The fee is calculated as 1% of the contract sale price of the asset, and is deducted at the time such payment from the disposition of the asset is received by the Partnership. The disposition fee will be paid in addition to any third-party brokerage or sales fees paid by the Partnership. For dispositions of assets in which the Partnership owns partial interests, the asset disposition fee will be pro-rated based on the Partnerships ownership interest. In addition to this fee, the Partnership will reimburse the General Partner and any Affiliate and any third party for actual expenses incurred in connection with the disposition of an asset whether or not the Partnership ultimately disposed of the asset.

(e)    Acquisition Expenses. The Partnership will reimburse the General Partner, its Affiliates and any third party for actual expenses incurred in connection with the selection and acquisition of an investment whether or not the Partnership ultimately acquires the investment.

(f)    Operating Expenses. In addition to the separately paid fees to the General Partner or its Affiliates, the Partnership may retain the General Partner or certain of its Affiliates for necessary services relating to the Partnership’s investments or its operations, including sustainability services, creative and marketing services, architecture services, risk management services, legal services and tax services. The Partnership will reimburse the General Partnership or its Affiliates for the costs incurred by them in connection with such services provided to the Partnership, including a share of the Partnership’s Affiliates overhead attributable to the actual time spent in connection with providing these services to the Partnership, such as employee costs, travel, rent, utilities and technology costs.

5.4    Leverage. The General Partner is authorized to cause the Partnership and its Subsidiaries to enter into financing arrangements in accordance with the Leverage Policy. The General Partner shall not cause or permit the Partnership and its Subsidiaries to incur any indebtedness in violation of the Leverage Policy without the approval of the Investment Committee.

5.5    Quarterly Determination of Net Asset Value. At the end of each fiscal quarter beginning at the end of the first complete fiscal quarter after the Escrow Break Date, the General Partner shall cause the Partnership’s accountants to calculate the Partnership’s net asset value (“Net Asset Value”) using a process that reflects, among other matters, (1) estimated values of each of the Partnership’s commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, and (b) in certain instances reports of the underlying real estate provided by a valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) other assets and liabilities valued at book value, (4) accruals of the Partnership’s periodic distributions, and (5) estimated accruals of the Partnership’s operating revenues and expenses (including the projected Participation Allocation).

The General Partner may, in its discretion, retain a valuation expert to provide annual valuations of the commercial real estate assets and investments, including related liabilities, to be set forth in individual appraisal reports of the underlying real estate, and to update such reports if the General Partner, in its discretion, determines that a material event has occurred the may materially affect the value of the Partnership’s commercial real estate assets and investments, including related liabilities.

5.6    Restructuring of the General Partner’s Investment. Without obtaining the consent of the Limited Partners, the General Partner may restructure its capital and profits interest in the Partnership if such restructuring (i) is in the best interest of the General Partner and (ii) has no adverse effect on the other Partners.

SECTION 6

PARTNERS

6.1    Admission; Rights and Powers. The Limited Partners shall not have the right to approve or disapprove any matter expressly except (a) as a Limited Partner with respect to certain amendments pursuant to Section 8.1, (b) the express terms of this Agreement require the approval of the Limited Partners, (c) the Transfer of interests by the General Partner pursuant to Section 9.1(a), or (d) as expressly required by law. No Partner except the General Partner shall have any other right or power to take part in the management or control of the Partnership or its business and affairs or any right or power to act for or bind the Partnership in any way. No

Limited Partner, in its capacity as a Limited Partner, owes a fiduciary duty to the General Partner, the Partnership or any of its Subsidiaries, or any other Partner, and such Limited Partner may act in its own self-interest.

6.2    No Withdrawal or Dissolution. No Partner shall at any time withdraw from the Partnership under the Act or otherwise, except pursuant to a Transfer permitted under Section 9.1 or a redemption pursuant to Section 9.2 or unless the General Partner otherwise provides prior written consent to such withdrawal. No Partner shall have the right to have the Partnership dissolved or to have its Capital Contribution returned except as provided in this Agreement. The Partners shall take no action to dissolve the Partnership except as expressly contemplated by this Agreement. Each Partner covenants not to apply to any court for a decree of dissolution of the Partnership, under the Act or otherwise. The dissolution or bankruptcy of a Limited Partner, or any other event that causes a Partner to cease to be a Limited Partner of the Partnership shall not, in and of itself, dissolve or terminate the Partnership.

6.3    Consent. Each of the Limited Partners hereby consents to the exercise by the General Partner of all the rights and powers conferred on the General Partner by this Agreement.

6.4    No Appraisal Rights. No Partner shall have any contractual appraisal rights as set forth in Section 17-212 of the Act or otherwise.

SECTION 7

BOOKS AND RECORDS; REPORTS

7.1    Books and Records. The Partnership shall maintain, at its principal place of business (or such other place as the General Partner may designate), the books and records required to be maintained by the Act and shall be available upon reasonable notice for inspection by any Partner for any purpose reasonably related to such Partner’s interest in the Partnership at reasonable hours during any Business Day subject to reasonable confidentiality restrictions established by the General Partner. The books and records shall be maintained for six (6) years (or such longer period required by applicable law) after termination of the Partnership. All financial records shall be maintained, and all financial reports required hereby shall be presented, in U.S. dollars.

7.2    Tax Matters.

(a)    Tax Returns. Information required for Partners to prepare their federal, state, and local income tax returns will be delivered to each Partner after the end of each taxable year of the Partnership. Every reasonable effort will be made to furnish such information within one hundred twenty (120) days after the end of each taxable year. The Partnership shall file its tax returns as a partnership for federal, state and local income and other tax purposes for any period during which it is not a disregarded entity for such purposes.

(b)    Partnership Representative.

(i)    The General Partner shall act as (or appoint a designated affiliate to act as) the Partnership Representative (or similar function under any U.S. state and local or non-U.S. laws) and exercise any authority permitted to the Partnership Representative under the Code, Regulations and applicable laws, and take whatever steps the General Partner or the Partnership Representative, in its reasonable discretion, deems necessary or desirable to perfect such designation and exercise such authority, including filing any forms and documents with the Internal Revenue Service or any other tax authority, and take such other action as may from time to time be required or authorized under applicable law, and the Partners shall cooperate and take such actions as the Partnership Representative in its reasonable discretion requests in connection with the foregoing. If the Partnership shall be the subject of an income tax audit by any U.S. federal, state or local authority, the Partnership Representative is authorized to act for, and its decision shall be final and binding on, the Partnership and each Partner. The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the Partnership Audit Rules and as provided by any Regulations promulgated thereunder. If any state or local tax law provides for a tax matters partner or Person having similar rights, powers, authority or obligations, the General Partner shall also serve in such capacity. In all other cases, the General Partner shall represent the Partnership in all tax matters to the extent allowed by law and to the maximum extent not prohibited by law.

(ii)    Partner Cooperation With Respect to Modifications of Imputed Underpayment. Each Partner (including any former Partner that was a Partner for any portion of a reviewed year) shall provide to the Partnership such information as shall reasonably be required by the General Partner in order reduce the amount of the Partnership’s liability for any imputed underpayment attributable to a reviewed year in accordance with the procedures established by the Internal Revenue Service under Section 6225(c) of the Code. Such information shall include (i) information as to a Partner’s status as a “tax-exempt entity” (within the meaning of section 168(h)(2)), a REIT, or a regulated investment company under the Code for the reviewed year (and, if relevant, the adjustment year), (ii) the extent to which a tax-exempt entity Partner was subject to the “unrelated business income tax” under section 512 of the Code for the reviewed year, (iii) information regarding a Partner’s status as an individual, C corporation or S corporation, and (iv) and any other information required by guidance issued under Section 6225(c)(5) or that the General Partner otherwise reasonably deems relevant in order to modify the Partnership’s imputed underpayment as permitted under Section 6225(c). Such information shall be provided to the Partnership within thirty (30) days after the Partner receives a request for such information from the General Partner in connection with a proposed partnership adjustment for any reviewed year.

(iii)    Expenses of the Partnership Representative. Expenses incurred by the Partnership Representative or in its capacity as such shall be borne by the Partnership. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(iv)    Effect of Certain Decisions by the Partnership Representative. Except as otherwise provided in this Section 7.2, any decisions made by the Partnership Representative, including, without limitation, whether or not to contest any tax matter, whether or not to extend the period of limitations for the assessment or collection of any tax and the choice of forum for such contest, shall be made in the Partnership Representative’s sole and absolute discretion.

(c)    Tax Elections.

(i)    Except as otherwise provided in this Section 7.4(c)(i), the General Partner shall have the exclusive right to make or cause to be made, in its sole discretion, any election or filing under any applicable tax laws, including but not limited to any election under Section 6226 of the Code, any election to adjust the basis of Partnership property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law, the filing of any consent dividend on Internal Revenue Service Form 972 with respect to the Fund REIT, treating any entity as a “taxable REIT subsidiary,” or treating any investment as a foreclosure property under Section 856(e) of the Code. Notwithstanding the foregoing, the General Partner shall not make an election pursuant to Section 301.7701-3 of the Regulations to have the Partnership treated as an association taxable as a corporation for federal income tax purposes, unless such election is deemed necessary or appropriate in connection with an initial public offering.

(ii)    (A) The General Partner (the “Election Partner”) is hereby authorized and directed to cause the Partnership to make an election to value any interests issued by the Partnership as compensation for services to the Partnership (collectively, “Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations §1.83-3(l) and Internal Revenue Service Notice 2005-43 (collectively, the “Proposed Rules”). The Election Partner shall cause the Partnership to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election. Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners with respect to all Transfers of Compensatory Interests thereafter made by the Partnership, except for any such Transfers made after revocation of such Safe Harbor Election. A Safe Harbor Election once made may be revoked by the Election Partner as permitted by the Proposed Rules or any applicable rule.

(B)    Each Partner (including any person to whom a Compensatory Interest is Transferred in connection with performance of services), by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Compensatory Interests Transferred while the Safe Harbor Election remains effective. The Election Partner shall file or cause the

Partnership to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to Transfers of Compensatory Interests covered by such Safe Harbor Election.

(C)    The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Partner. Any undertakings by the Partners necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Partner, respectively.

(D)    Each Partner agrees to reasonably cooperate with the Election Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Election Partner.

(E)    No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 7.2(c)(ii), in form satisfactory to the Election Partner. Costs and expenses incurred by the Election Partner in making and preserving (or if revoked, revoking) the Safe Harbor Election shall be borne by the Partnership.

7.3    Electronic Delivery. Each Limited Partner consents to the delivery by the Partnership of all financial statements, tax forms, investor newsletters, offering document supplements, revised Partnership governing documents, annual privacy notice, and other investor notices and materials by posting them on the Partnership’s or the General Partner’s password-protected website.

SECTION 8

AMENDMENTS

8.1    Amendments Generally. Except as otherwise provided in this Section 8, and notwithstanding any contrary provision of the Act, this Agreement may be amended from time to time by the General Partner in its sole discretion; provided, that this Agreement shall not be amended without the affirmative vote of the members of the Fund REIT if such amendment would limit the rights of the members of the Fund REIT of any class or series of shares or would otherwise have an adverse effect on such members of the Fund REIT. If the General Partner desires to amend any provision of this Agreement in a manner that would require the vote or consent of Members, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) the REIT Board call a special meeting of the members of the Fund REIT entitled to vote in respect thereof for the consideration of such amendment or (ii)

the REIT Board shall seek the written consent of the members of the Fund REIT in accordance with Section 13.6 of the Fund REIT Agreement. Amendments to this Agreement may be proposed only by or with the consent of the REIT Board. Such special meeting shall be called and held upon notice in accordance with Section 13 of the Fund REIT Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the REIT Board shall deem advisable. At the meeting, a vote of members of the Fund REIT entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority of the class or series of units of the REIT so affected, not including any units of the REIT owned by Jamestown or its Affiliates, voting together as a single class, unless a greater percentage is required under this Agreement or by Delaware law.

8.2    Amendment by General Partner. Notwithstanding Section 8.1 above, this Agreement may be amended by the General Partner, by executing an instrument of amendment and giving each Partner notice thereof, without the consent of any other Person:

(a)    to effect changes of an inconsequential or ministerial nature that do not materially adversely affect the rights or interests of any of the Limited Partners;

(b)    to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof or the governing documents of the Fund REIT, or to correct any printing or clerical errors or omissions so long as such amendment under this Section 8.2(b) does not adversely affect the rights or interests of any of the Limited Partners;

(c)    to give effect to the admission, redemption, or withdrawal of Partners in accordance with the terms hereof;

(d)    to make changes to this Agreement negotiated with partners or other beneficial owners admitted to the Partnership, the Fund REIT or any of their respective Subsidiaries so long as such changes do not adversely affect the rights or interests of any existing Limited Partner;

(e)    to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners;

(f)    to conform the terms of this Agreement with any regulations issued under Section 704 of the Code, provided that such amendment does not materially and adversely affect the rights or interests of any of the Limited Partners;

(g)    with respect to the Partnership’s status as a partnership (and not as an association taxable as a corporation) for federal tax purposes, (x) to comply with the requirements of the Regulations or (y) to ensure the continuation of partnership status, provided that such amendment does not materially and adversely affect the rights or interests of any of the Limited Partners;

(h)    to satisfy any requirements, conditions, guidelines or opinions contained in any applicable opinion, directive, order, ruling or regulation of any governmental authority (including, without limitation, the U.S. Securities and Exchange Commission, the U.S. Internal Revenue Service, or any other federal or state or non-U.S. governmental agency) or in any applicable statute or law (including, without limitation, any federal or state or non-U.S. statute), compliance with which the General Partner deems to be in the best interests of the Partnership and the Limited Partners, provided that the General Partner reasonably determines that such amendment is not likely to have a material adverse impact on the likelihood that the Partnership will achieve its investment objectives;

(i)    as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures;

(j)    to change the name of the Partnership in accordance with Section 1.2 or its principal place of business, registered office or registered agent in accordance with Section 1.4;

(k)    as contemplated by Section 2.2;

(l)    to preserve the status of the Fund REIT as a REIT; and

(m)    without limiting Section 7.2(c), to address changes in regulatory or tax legislation, including changes in tax law related to the Incentive Distribution materially adversely affecting the U.S. federal, state or local treatment of the Incentive Distribution (and related allocations) to the General Partner or its direct or indirect owners (including reorganizing or reconstituting the Partnership) to the extent such amendment would not add to the obligations (including any tax liabilities) of any Limited Partner or otherwise alter any of the rights (including entitlements to distributions or another economic rights) of such Limited Partner;

8.3    Amendments Provided to Limited Partners. The General Partner will provide each Limited Partner with a copy of any amendment to this Agreement made pursuant to this Section 8.

8.4    Amendment of Certificate. In the event this Agreement shall be amended pursuant to this Section 8, the General Partner shall amend the Certificate to reflect such change if such amendment to the Certificate is required or if the General Partner deems such amendment to be desirable and shall make any other filings or publications required or desirable to reflect such amendment.

SECTION 9

TRANSFERS; REDEMPTIONS

9.1    Transfer of Interests in the Partnership.

(a)    General Partner Transfer.

(i)    The General Partner may Transfer its interest in the Partnership to an Affiliate of the General Partner without the approval of the Limited Partners, so long as such Transfer includes a Transfer to an Affiliate of all of the General Partner’s interest in the Partnership. Other than Transfers to an Affiliate of the General Partner, the General Partner shall not Transfer all or any of its interest in the Partnership (or any economic interest therein), and no Transfer other than to an Affiliate shall be registered by the Partnership; provided, that nothing in this Agreement shall preclude changes in the composition of the partners constituting the limited partnership that is the General Partner (and, except as otherwise provided in Section 11.1, no such changes shall cause a dissolution of the Partnership) so long as Jamestown has control thereof; provided further, that such limited partnership may be reconstituted from the partnership form to the limited liability company form, the general partnership form, the corporate form or other legal form of organization or vice versa so long as Jamestown has control of the reconstituted entity.

(ii)    Subject to Section 9.1(a)(iii), upon any Transfer in accordance with the provisions of Section 9.1(a)(i), the transferee General Partner shall become the general partner of the Partnership under the Act and shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement. There shall only be one General Partner of the Partnership at any given time.

(iii)    It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement and any side letter with a Limited Partner with respect to such Transferred interest in the Partnership and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation or other Person by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement.

(b)    Limited Partner Transfer.

(i)    No Limited Partner shall Transfer all or any of its Units or its interest in the Partnership (or any economic interest therein), and no Transfer shall be registered by the Partnership without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.

(ii)    As a condition to any Transfer by a Limited Partner of all or any part of its Units or its interest in the Partnership (or any economic interest therein), the transferor and the transferee shall provide such legal opinions, documentation, and agreements as the General Partner may reasonably request (including representations, undertakings, and agreements to be bound by the terms and conditions of this Agreement, and, unless waived by the General Partner, an opinion of counsel satisfactory to the General Partner that such Transfer is exempt from registration under the Federal Act, will not cause the Partnership to be an “investment company” within the meaning of the Investment Company Act of 1940, and will not otherwise violate applicable Federal, state, or foreign law).

(iii)    Any substituted Limited Partner admitted to the Partnership shall succeed to all rights and be subject to all obligations of the transferring Limited Partner with respect to the interest to which such Limited Partner was substituted. Any transferee of an interest in the Partnership who is not admitted as a substituted Limited Partner shall have the right to receive allocations pursuant to Section 3 and distributions pursuant to Section 4, but shall have no other rights hereunder.

(iv)    The transferor and transferee of a Limited Partner’s interest in the Partnership shall be jointly and severally obligated to reimburse the Partnership and the General Partner for all expenses (including legal fees) incurred by or on behalf of the Partnership and the General Partner in connection with any Transfer. If, under applicable law, a Transfer of an interest in the Partnership that does not comply with this Section 9.1(b) is nevertheless legally effective, the transferor and transferee shall be jointly and severally liable to the Partnership, the General Partner, and each other Limited Partner for, and shall indemnify and hold harmless the Partnership, the General Partner, and each other Limited Partner against, any losses, damages, or expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by them in connection with such Transfer.

(v)    To the fullest extent permitted under applicable law, each Limited Partner shall indemnify and hold harmless the Partnership, the General Partner, and all other Limited Partners who were or are parties, or are threatened to be made parties, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any actual or alleged misrepresentation, misstatement of facts, or omission to state facts made (or omitted to be made), noncompliance with any agreement or failure to perform any covenant by any such Limited Partner in connection with any Transfer of all or any portion of such Limited Partner’s Units or interest in the Partnership (or any economic interest therein), against any losses, damages, or expenses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by it or them in connection with such action, suit, or proceeding and for which it or they have not otherwise been reimbursed.

9.2    Redemptions of Units. The Partnership shall follow the Redemption Plan set by the REIT Board in accordance with the Fund REIT Agreement. The Fund REIT shall be deemed to have delivered a redemption notice to the General Partner as of the date on which the Fund REIT receives a redemption notice from a member of the Company for a number and class of Units corresponding to the number and class of units of the Company set forth in such redemption notice.

9.3    Availability of Cash Flow for Redemption. The availability of Cash Flow, including proceeds from Closings, to make redemptions pursuant to Section 9.2 shall be determined by the General Partner in its sole discretion. Such determination may take into account REIT requirements, principles of prudent management, and ongoing cash needs of the Fund REIT, and the Partnership, including debt payments, applicable restrictions under debt instruments, investments to which the Partnership is directly or indirectly committed, anticipated strategic acquisitions to maintain the value of the Partnership’s portfolio, maintaining ongoing cash distributions to Limited Partners consistent with any distribution policy established by the Partnership, payments to the General Partner of fees or other distributions and reimbursements to Jamestown and its Affiliates, capital expenditures, and reserves. The General Partner does not guarantee that Cash Flow will be available at any particular time to fund a particular Redemption Notice, and the Partnership will be under no obligation to make such Cash Flow available.

SECTION 10

DUTIES; LIABILITY; INDEMNIFICATION

10.1    Duties of the General Partner. The sole duty of the General Partner to the Partnership and to the Partners shall be to comply in good faith with the terms of this Agreement in a manner that does not constitute Disabling Conduct. It is the express intention of the Partners that the provisions of this Agreement, to the extent that they restrict or eliminate the duties of the General Partner to the Partnership or to any Partners otherwise existing at law or in equity, replace such other duties and liabilities; provided, that the foregoing shall not restrict the implied covenant of good faith and fair dealing.

10.2    Other Activities. Each Partner, including each of the General Partner, the Limited Partners, and each Affiliate of each Partner, and Jamestown and its Affiliates may, subject to the terms of this Agreement, and the establishment and existence of the Partnership, engage in whatever activities such Person may choose, whether such activities are competitive or comparable with the activities of the Partnership or otherwise, and no such activity will be a violation of the duties set forth in Section 10.1.

10.3    Limitation of Liability. To the maximum extent permitted under the Act in effect from time to time, none of (A) the General Partner, the Manager, or any of its Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative, or agent of the General Partner, the Manager or any of their Affiliates, including any member of the Investment Committee; or (B) the Fund REIT, the Partnership, or any of their respective Affiliates or any director, officer, shareholder, partner, member, employee, trustee, representative, or agent of the Fund REIT, the Partnership, or any of such Affiliates (each, an “Exculpated Person” and collectively, the “Exculpated Persons”) shall be liable to the Partnership or to any Partner for (i) any act performed or omission to perform by such Exculpated Person, or for any losses, claims, costs, damages, or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage, or liability results from (a) a breach of the duty expressly imposed on such Exculpated Person by Section 10.1, if applicable, (b) fraud or intentional misconduct by such Exculpated Person, (c) criminal conduct which the Exculpated Person had no reasonable cause to believe was lawful, (d) in the case of Persons listed in Clauses (A) and (B) above, gross negligence by such Exculpated Person, or (e) in the case of Persons listed in Clauses (A) and (B) above, any transaction for which such Exculpated Person received an actual benefit in violation or breach of any provision of this Agreement (all items in (a) through (e), collectively, “Disabling Conduct”), (ii) any tax liability imposed on the Partnership, unless such tax liability results from Disabling Conduct, or (iii) any losses due to the fraud, willful misconduct, or gross negligence of any agents of the Partnership or the Fund REIT, unless the selection or monitoring of such agents involved Disabling Conduct by an Exculpated Person. Without limiting the generality of the foregoing, each Exculpated Person shall, in the performance of his, her, or its duties, be fully protected in relying in good faith upon the records of the Partnership and upon information, opinions, reports, or statements presented to such Exculpated Person by the General Partner or by any other Person as to matters such Exculpated Person reasonably believes are within such other Person’s professional or expert competence and who has been selected and monitored with reasonable care by or on behalf of the Partnership, the General Partner, or its Affiliates. This Section 10.3 shall not apply to the actions of the General Partner, the Manager, Jamestown, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the duties and standards of care set forth therein. Any termination of this Agreement or amendment to this Section 10.3 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

10.4    Indemnification. To the fullest extent permitted by law:

(a)    The Partnership (and any receiver, liquidator, or trustee of, or successor to, the Partnership) shall indemnify and hold harmless each Exculpated Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, investigations (internal or otherwise), costs, expenses, and disbursements of any kind or nature whatsoever (including all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings involving such Exculpated Person and all costs of investigation (internal or otherwise) in connection therewith) that may be imposed on, incurred by, or asserted against such Exculpated Person in any way relating to or arising out of, in connection with, alleged to relate to or arise out of, or in connection with any action or inaction on the part of such Exculpated Person that relates in any way to the Partnership, the Fund REIT or any Subsidiary thereof or any Strategic Investment or to the business or assets thereof; provided, however, that the indemnification obligations in this Section 10.4(a) shall not apply to (i) the portion of any liability, loss, obligation, damage, penalty, cost, expense, or disbursement that results from Disabling Conduct, or (ii) disputes solely among the Exculpated Persons and which involve no third parties, unless otherwise approved by a Majority-in-Interest of the Fund Unitholders.

(b)    Prior to the final disposition of an action, claim or proceeding with respect to which an Exculpated Person may be entitled to indemnification pursuant to this Section 10.4, such Exculpated Person shall be reimbursed by the Partnership for any expenses that are incurred by such Exculpated Person in connection with such action, claim, or proceeding promptly upon receipt by the Partnership of a legally binding undertaking from the Exculpated Person to repay all amounts so paid by the Partnership and its Subsidiaries to the extent that it is finally judicially determined (not subject to appeal) that the Exculpated Person is not entitled to be indemnified therefor under the terms hereof, provided, however, that the Partnership shall not advance expenses to an Exculpated Person in respect of any action, claim or proceeding brought against such Exculpated Person by at least a Majority-in-Interest of the Fund Unitholders. In the event that the Partnership advances funds to an Exculpated Person pursuant to the preceding sentence, such undertaking shall provide that the Partnership shall have a right of subrogation with respect to any right of such Exculpated Person to recover from any insurance or other source of recovery.

(c)    If a claim for indemnification or payment of expenses hereunder is not paid in full within ten (10) Business Days after a written claim therefor has been received by the Partnership, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under this Agreement.

(d)    If for any reason (other than the Disabling Conduct of such Exculpated Person) the indemnification set forth in Section 10.4(a) is unavailable to an Exculpated Person, or is insufficient to hold such Exculpated Person harmless, in respect of any losses, claims, costs, damages, or liabilities referred to in Section 10.4(a), then the Partnership shall contribute to the amount paid or payable by such Exculpated Person as a result of such loss, claim, cost, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Partnership on the one hand and such Exculpated Person on the other hand, but also the relative fault of the Partnership and such Exculpated Person, as well as any relevant equitable considerations.

(e)    The reimbursement, indemnity, and contribution obligations of the Partnership under this Section 10.4 shall be in addition to any liability which the Partnership may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Partnership and each Exculpated Person. Any termination of this Agreement or amendment to this Section 10.4 shall not adversely affect any right or protection of an Exculpated Person existing at the time of such termination or amendment.

(f)    The General Partner shall have power, on behalf of the Partnership, to purchase and maintain insurance on behalf of the Exculpated Persons against any liability asserted against or incurred by them in any such capacity or arising out of any such Exculpated Person’s status as the General Partner, the Fund REIT, the Partnership any of their respective Affiliates, director, officer, shareholder, partner, member, employee, trustee, representative, or agent of any of them, whether or not the Partnership would have the power to indemnify such Exculpated Person against such liability under the provisions of this Agreement. Notwithstanding any provision hereof to the contrary, each Exculpated Person shall be a third party beneficiary of Section 10.3 and this Section 10.4.

(g)    This Section 10.4 shall not apply to the actions of the General Partner, Jamestown, or any of its Affiliates taken pursuant to Affiliate Service Contracts, which actions shall be governed by the applicable Affiliate Service Contract and the indemnification provisions set forth therein.

SECTION 11

DISSOLUTION AND WINDING UP

11.1    Liquidating Events. The Partnership shall not be dissolved by the admission of additional Limited Partners, by the admission of a successor General Partner in accordance with the terms of this Agreement, or by the incapacity of any Limited Partner. Upon the withdrawal of the General Partner, any remaining General Partner and any successor General Partner shall continue the business of the Partnership as provided herein. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

(a)    an election made by the General Partner to dissolve the Partnership;

(b)    the dissolution of the Fund REIT;

(c)    the withdrawal of the General Partner from the Partnership or the dissolution of the General Partner other than in connection with a Transfer permitted under Section 9.1(a);

(d)    at any time that the Partnership no longer has any Limited Partners, unless the Partnership’s business is continued in accordance with the Act;

(e)    the sale or disposition of all or substantially all of the Strategic Investments and other assets held directly or indirectly by the Partnership; or

(f)    entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

11.2    Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, satisfying the claims of its creditors, and distributing its remaining assets to the Partners. In connection with the liquidation or winding up of the Partnership, the General Partner may, among other things, cause a sale of all or substantially all of the assets of the Partnership to a third party, without any approval of the Limited Partners. During the period commencing on the date on which a Liquidating Event occurs and ending on the date on which the assets of the Partnership are distributed pursuant to this Section 11.2, Profits and Losses and other items of Partnership income, gain, loss, or deduction shall continue to be allocated in the manner provided in Section 3. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, if the General Partner has withdrawn or otherwise been removed from the Partnership, any Person (the “Liquidating Trustee”) designated with the approval of a Majority-in-Interest of the Fund Unitholders shall be responsible for overseeing the winding up and dissolution of the Partnership. The General Partner or the Liquidating Trustee, as the case may be, shall conduct such winding up over such period of time as the General Partner or the

Liquidating Trustee determines to be in the best interests of the Partners. The assets of the Partnership shall be liquidated by the General Partner or the Liquidating Trustee, as the case may be, and the proceeds thereof shall be applied and distributed in the following order:

(a)    First, to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by making of reasonable provision for payment) other than liabilities for distribution to Partners on account of their respective interests in the Partnership; and

(b)    The balance, if any, to the Partners in accordance with Section 4.1.

Negative Capital Accounts. No Partner with a deficit balance in its Capital Account shall have any obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

11.3    Rights of Partners. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. Except as otherwise provided in this Agreement, no Partner shall have priority over any other Partner as to the return of its Capital Contribution, distributions, or allocations.

11.4    Notice of Dissolution. Upon the dissolution and the completion of winding up of the Partnership, the General Partner (or, in the event there is no General Partner, any Liquidating Trustee designated pursuant to Section 11.2) shall promptly execute and cause to be filed a certificate of termination in accordance with the Act and appropriate instruments under the laws of any other states or jurisdictions in which the Partnership has engaged in business.

SECTION 12

POWER OF ATTORNEY

12.1    Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes, and appoints each of the General Partner and the Liquidating Trustee, if any, in such capacity as the Liquidating Trustee for so long as it acts as such, as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record, and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the General Partner or the Liquidating Trustee to carry out the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner or the Liquidating Trustee deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the

General Partner or the Liquidating Trustee to effect the dissolution and termination of the Partnership (consistent with Section 11); (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership; and (g) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Partnership that are not legally binding on the Limited Partners in their individual capacity and are necessary to carry out the provisions of this Agreement. The General Partner shall notify each Limited Partner for which it has exercised a power-of-attorney as soon as practicable thereafter.

12.2    Survival of Power-of-Attorney. The foregoing power of attorney:

(a)    is coupled with an interest, shall be irrevocable, and shall survive and shall not be affected by the subsequent death, disability, or incapacity of any Limited Partner;

(b)    may be exercised by the General Partner or the Liquidating Trustee, as appropriate, either by signing separately as attorney-in-fact for each Limited Partner or by a single signature of the General Partner or the Liquidating Trustee, as appropriate, acting as attorney-in-fact for all of them; and

(c)    shall survive the delivery of any assignment by a Limited Partner of the whole or any fraction of its interest; except that, where the assignee of the whole of such Limited Partner’s interest in the Partnership has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner or the Liquidating Trustee, as appropriate, to execute, swear to, acknowledge, and file any instrument necessary or appropriate to effect such substitution.

12.3    Written Confirmation of Power-of-Attorney. Each Limited Partner shall execute and deliver to the General Partner within fifteen (15) days after receipt of the General Partner’s request therefor a confirmatory or special power-of-attorney, containing the substantive provisions of this Section 12.

SECTION 13

MISCELLANEOUS

13.1    Notices. Any notice, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, certified mail (airmail internationally), return receipt requested, (iii) transmitted by facsimile transmission, e-mail or other electronic means, or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice, in the case of the Partnership or the General Partner, to the Partners and, in the case of a Limited Partner, to the General Partner:

(a)    If to the Partnership, to the Partnership at the address of the principal place of business of the Partnership set forth in Section 1.4;

(b)    If to the General Partner, to the address of the principal place of business of the Partnership set forth in Section 1.4; and

(c)    If to a Limited Partner, to the address of such Limited Partner as set forth in the books and records of the Partnership.

Any such notice, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (A) on the date of receipt if delivered on a Business Day personally or by courier or on the next Business Day if so delivered on a day other than a Business Day, (B) three (3) days after posting if sent properly addressed by postage prepaid, certified mail (or airmail internationally), return receipt requested, or (C) on the date of transmission if transmitted by facsimile, e-mail, or other electronic means if received by recipient no later than 4:30 p.m. in recipient’s local time zone on a Business Day, otherwise such notice, demand or communication shall be deemed to be delivered on the following Business Day, provided that the Person to whom the facsimile or e-mail was sent acknowledges that such facsimile or e-mail was received by such Person in completely legible form, or that such Person responds to the facsimile or e-mail without indicating that any part of it was received in illegible form, whichever shall first occur. Notwithstanding the foregoing, the General Partner may deliver distribution notices, tax information pursuant to Section 7.2 and amendments made pursuant to Section 8.2 by e-mail (including an e-mail referring the recipient to the Partnership’s investor portal), and no acknowledgement or response shall be necessary for deemed delivery to occur.

13.2    Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees and assigns.

13.3    Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

13.4    Time. Time is of the essence with respect to this Agreement.

13.5    Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

13.6    Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

13.7    Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

13.8    Governing Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Partners.

13.9    Waiver of Action for Partition. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership’s assets.

13.10    Counterpart Execution. This Agreement may be executed in any number of counterparts, and each Partner may execute a separate signature page, with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.11    General Partner’s Discretion. Whenever in this Agreement the General Partner is permitted or required to make a decision, unless otherwise explicitly provided in this Agreement, it may do so in its sole and absolute discretion; provided that nothing in this Section 13.11 shall affect or modify the General Partner’s standard of care set forth in Section 10.1 of this Agreement or permit the General Partner to take actions in violation of this Agreement.

13.12    Counsel. Each Limited Partner hereby acknowledges and agrees that King & Spalding LLP and any other law firm retained by the General Partner in connection with the organization of the Partnership, or any dispute between the General Partner, on one hand, and any Limited Partner, on the other, is acting as counsel to the General Partner and as such, except as otherwise provided by law, does not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

13.13    Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior understandings or agreements, oral or written, among the parties.

13.14    Confidentiality.

(a)    Except as may be required by law or valid subpoena or other lawful process, the failure to comply with which would subject the respective Limited Partner to damages or judicial or administrative censure or contempt (or as may be required in connection with an examination or audit of a Limited Partner by any governmental agencies having regulatory jurisdiction over a Limited Partner), each Limited Partner shall maintain in strict confidence, and shall not disclose to any Person (other than the General Partner, or another Limited Partner, or its or their respective advisors, each of whom shall be bound by this Section 13.14), any and all material, nonpublic information concerning the operations, business, or affairs of the Partnership, the Fund REIT, any Affiliate of the foregoing Persons, or any Limited Partner (“Confidential Information”). Each Limited Partner that is subject by law to requirements of public access and disclosure and/or regulatory review shall nonetheless endeavor by all legally permissive means reasonably available to it (other than the obligation to engage in legal proceedings) to maintain the confidentiality of all Confidential Information. If any Limited Partner is compelled by law, regulation, subpoena, legal process, or other demand to which such Limited Partner believes it is legally obligated to comply, to disclose any Confidential Information, such Limited Partner shall use its best efforts to give prompt notice of such fact to the General Partner so that the General Partner or affected Limited Partner may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.

(b)    Any obligation of a Limited Partner pursuant to this Section 13.14 may be waived by the General Partner in its sole discretion.

13.15    Third Party Beneficiaries. Other than as specifically set forth in Section 10.3 and Section 10.4, this Agreement is exclusively for the benefit of the parties hereto and their successors and permitted assigns and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

13.16    Jurisdiction; Waiver of Jury Trial.

(a)    Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, including, as applicable, claims arising from federal securities laws, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that Delaware is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (postage prepaid, registered mail (airmail internationally)), of such process to them at their addresses specified in Section 13.1 and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

(b)    EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS), INCLUDING, AS APPLICABLE, CLAIMS ARISING FROM FEDERAL SECURITIES LAWS.

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AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

JAMESTOWN INVEST 1 OP, L.P.

GENERAL PARTNER SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Amended and Restated Limited Partnership Agreement of Jamestown Invest 1 OP, L.P., dated [                    ].

JT INVEST I GP, LLC a Delaware limited liability company

By:
Name:
Title:
Date:

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF

JAMESTOWN INVEST 1 OP, L.P.

LIMITED PARTNER SIGNATURE PAGE

The undersigned hereby executes, enters into and agrees to be bound by the Amended and Restated Limited Partnership Agreement of Jamestown Invest 1 OP, L.P., dated [                    ].

Name of Limited Partner (Please type or print):

By:
Name:
Title:
Date: